[LOGO]
DOV PHARMACEUTICAL, INC.

                                                 EXHIBIT 10.1



January 21, 2005


Dr. Arnold Lippa
Chief Executive Officer
DOV Pharmaceutical, Inc.
433 Hackensack Avenue
Hackensack, NJ 07601

Re:     Extension of Employment Agreement

Dear Dr. Lippa:

      This will confirm the extension effective December 10, 2004 (its stated termination date) of your employment agreement pending further and continued consideration by the committee of your overall compensation in light among other factors of new executive hiring contemplated. We would expect to present proposed terms and conclude a new agreement with you this quarter. All terms and conditions of your extended agreement shall remain in full force and effect, except for the increase of your base compensation by 10% to $402,325, the minimum amount specified in the extended agreement, and the increase of your car allowance by $200 to $1600 per month. Neither of these extended terms nor any others including financial necessarily define those for the new agreement.


Sincerely,


/s/ Dr. Zola Horovitz
----------------------------------------
Dr. Zola Horovitz
Chair, Compensation Committee


/s/ Dr. Arnold Lippa
----------------------------------------
Dr. Arnold Lippa
Chief Executive Officer

Date: January 25, 2005